As filed with the Securities and Exchange Commission on December 18, 1996

                                                Registration No. 333-___________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                        CSL LIGHTING MANUFACTURING, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                 ---------------

          Delaware                               7372                  95-4463033
  (State or Other Jurisdiction     (Primary Standard Industrial      (IRS Employer
of Incorporation or Organization)   Classification Code Number)  Identification Number)


                    27615 Avenue Hopkins, Valencia, CA 91355
                                 (805) 257-4155
         (Address, Including Zip Code, and Telephone Number, Including
                 Area Code, of Registrant's Executive Offices)

                                  -----------

                                 SYLVAN GERBER
                      Chairman and Chief Executive Officer
                        CSL Lighting Manufacturing, Inc.
                    27615 Avenue Hopkins, Valencia, CA 91355
                                 (805) 257-4155
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code of Agent for Service)

                                  -----------

                                with a copy to:
                              KENNETH S. ROSE, ESQ.
                       Morse, Zelnick, Rose & Lander, LLP
                                 450 Park Avenue
                            New York, New York 10022
                                 (212) 838-5030
                              (212) 838-9190 (FAX)

        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after the Registration Statement becomes effective.

                                   -----------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. |_|

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================
  Title of Each Class of                    Amount Being    Proposed Maximum    Proposed Maximum     Amount of
Securities to be Registered                  Registered      Offering Price         Aggregate       Registration Fee
                                                             Per Share (1)      Offering Price (1)
--------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share,
  issuable upon conversion of outstanding     581,395           $1.4375            $835,755          253.26
  Convertible Notes(2)
--------------------------------------------------------------------------------------------------------------------
Totals                                        581,395           $1.4375            $835,755          253.26
====================================================================================================================

(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457 under the Securities Act.

(2) Pursuant to Rule 416 of the Securities Act, there are also being registered hereby such additional indeterminate number of shares of Common Stock as may become issuable pursuant to the anti-dilution and conversion price provisions of the Convertible Notes.

                                  -----------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 SUBJECT TO COMPLETION, DATED DECEMBER 18, 1996

PROSPECTUS

                        CSL LIGHTING MANUFACTURING, INC.

                         581,395 SHARES OF COMMON STOCK

     This Prospectus relates to 581,395 shares (the "Shares") of common stock, $0.01 par value per share, (the "Common Stock") of CSL Lighting Manufacturing , Inc., a Delaware corporation (the "Company"), which are held by certain shareholders (the "Selling Securityholders") of the Company and which are issuable upon conversion of currently outstanding Convertible Notes of the Company (the "Debentures").

     The Shares offered by this Prospectus may be sold from time to time by the Selling Securityholders, provided a current registration statement with respect to such securities is then in effect. The shares being offered hereby are issuable upon conversion of the Debentures, assuming the conversion rate on the date of this Prospectus. See "Description of Securities" and "Plan of Distribution."

     The distribution of the Shares offered hereby by the Selling
Securityholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders.

     The Selling Securityholders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation.

     The Company will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. Expenses of this offering, other than fees and expenses of counsel to the Selling Securityholders, will be paid by the Company. See "Plan of Distribution."

     The Shares are traded over-the-counter and are quoted through the National Association of Securities Dealers Automated Quotation System ("NASDAQ") on the Small Cap Market System under the symbols "CSLX". On December 16, 1996 the last sales price of the Shares on the NASDAQ Small Cap System was $1 7/16.

    THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE
        SUBSTANTIAL DILUTION. SEE "RISK FACTORS" COMMENCING ON PAGE 7."

                                   --------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is December __, 1996

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT LAWFULLY BE MADE.

                              AVAILABLE INFORMATION

     The Company is subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission by the Company may be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal offices in Washington, D.C., set forth above. Additional information with respect to this offering may be provided in the future by means of supplements or "stickers" to the Prospectus.

     The Company has filed a Registration Statement on Form S-3 (including all amendments and supplements thereto, the "Registration Statement") with the Commission under the Securities Act with respect to the Shares offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set fourth in the Registration Statement and the Exhibits filed therewith, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of such documents are not necessarily complete and, in each instance, reference is made to the Registration Statement or to the copy of such document filed as an Exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement and the Exhibits thereto can be obtained upon payment of a fee prescribed by the Commission or may be inspected free of charge at the public reference facilities and regional offices referred to above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference: (1) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995, filed pursuant to
Section 13 of the Exchange Act, (2) the Company's Quarterly Report on Form 10-QSB for the fiscal quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, filed pursuant to Section 13 of the Exchange Act, (3) the Company's Proxy Statement dated November 3, 1995 for the 1995 Annual Meeting of Stockholders of the Company filed pursuant to Section 14 of the Exchange Act, and (4) the description of the Company's Shares contained in its Registration Statement on Form SB-2 filed with the Commission on March 1, 1994 (File No. 33-72678).

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of the filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or the Registration Statement of which it is a part.

     The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or verbal request of such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents. Requests should be addressed to: Secretary, CSL Lighting Manufacturing, Inc., 27615 Avenue Hopkins, Valencia, California 91355-3493; telephone number (805) 257-4155.

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Prospectus and incorporated herein by reference. Except as otherwise specified, all information in this Prospectus assumes no conversion of the Debentures. Investors should carefully consider the information set forth under "Risk Factors" prior to making an investment in the Common Stock offered hereby.

                                   THE COMPANY

     The Company was organized pursuant to the laws of the State of Delaware on November 16, 1993. Its executive offices are located 27615 Avenue Hopkins, Valencia, California 91355 and its telephone number is (805) 257-4155.

THE OFFERING

Securities offered hereby(1).....................  581,395  shares.

Common Stock outstanding after this Offering(1)..  7,623,842 shares.

NASDAQ Symbol....................................  CSLX

Use of Proceeds..................................  None of the proceeds from the sale of Common Stock offered
                                                   hereby will be received by
                                                   the Company.

Risk Factors.....................................  An investment in the
                                                   Securities offered hereby is
                                                   speculative and involves a
                                                   high degree of risk. This
                                                   Prospectus contains
                                                   forward-looking information
                                                   which involves risk and
                                                   uncertainties. The Company's
                                                   actual results could differ
                                                   materially from those
                                                   anticipated by such
                                                   forward-looking information
                                                   as a result of various
                                                   factors, including those
                                                   discussed under "Risk
                                                   Factors" in this Prospectus.
                                                   See "Risk Factors."


----------

(1) Includes 581,395 shares issuable upon conversion of outstanding Debentures (at the conversion rate which would be applicable if the Debentures were converted on December 17, 1996.

                                  RISK FACTORS

     An investment in the Common Stock offered hereby is speculative and involves a high degree of risk. In addition to the other information contained in this Prospectus and incorporated herein by reference, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered hereby. Prospective investors should be in a position to risk the loss of their entire investment. This Prospectus contains forward-looking information as a result of various factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

     Operating Losses. The Company experienced $718,000 of operating losses during the first nine months of 1996. These losses were generated primarily from lower than expected dollar sales on all product lines, higher selling expenditures as a percentage of sales due to less dollar volume, and expenditures relating to the start up of overseas offices. No assurance can be given that the Company will not continue to incur operating losses.

     Limited Liquidity; Operating Losses. On October 15, 1996 the Company successfully negotiated a new two year line of credit agreement and a three year equipment term loan with a finance company. This line of credit and term loan replaced the Company's debt facility with Bank of America The terms of the Company's new line of credit call for a maximum dollar borrowing of $4,000,000 based on 80% of the Company's eligible accounts receivable and 40% of the Company's eligible inventory (capped at $1,000,000). The term debt is capped at $100,000 or 80% of the forced liquidation value of the Company's eligible equipment. The interest rate for the line of credit and term debt is prime plus 2.75% and prime plus 3%, respectively. The Company believes that its current borrowing capacity on its new line of credit is approximately $2 million.

     Additional Financing Requirements. To date the Company has met its capital and operating requirements through public sales of equity and through borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operation - Liquidity and Capital Resources." in the Forms 10-KSB and 10-QSB incorporated herein. The Company's continued operations will depend upon revenues, if any, from operations and the availability of equity or debt financing. The Company has no commitments for additional financing. Further, there can be no assurance that the Company will be able to generate levels of revenues and cash flows sufficient to fund operations or that the Company will be able to obtain additional financing on satisfactory terms, if at all, to achieve profitable operations.

     Expansion into New Markets; Need for Additional Financing. The Company believes that a significant portion of its continued growth and profitability is dependent upon its ability to successfully market and ship new products for the energy efficient and Consumer Retail lighting markets domestically and overseas. The exploitation of these new markets will require working capital in excess of that which the Company has available. There can be no assurance that the Company will be able to generate sufficient revenues from its current or proposed business operations or raise additional monies necessary to achieve its expansion plan.

     No Certainty of New Markets or Market Acceptance of New Product Lines. The Company has recently expanded operations worldwide, revamped its product offerings and introduced new products for sale to the Specification and the Consumer Retail lighting markets. Although the Company believes that its products have been initially accepted by the Specification and the Consumer Retail lighting markets, there can be no assurance that the Company will be able to successfully manufacture and sell products for either or both of these markets in sufficient quantities or at acceptable price levels to operate profitably.

     Highly Competitive Industry. The lighting industry is intensely competitive with respect to pace, design, quality and reliability. The majority of the Company's competitors are substantially larger in size and have substantially greater financial, managerial, technical, marketing and other resources than the Company.

     Risk of International Operations. The Company believes that there are material risks attendant to its international expansion associated with the stability, both political and economic, of any particular country. Principal among those risks are the nationalization or privatization of any industry with which the Company does business in that such changes tend to impact the time period in which contractual commitments may be honored; currency crises with attendant exchange rate turbulence; and sudden changes in interest rates which generally effect the ability of customers to finance their purchases. To date the Company has not experienced any material adverse impact as a result of recent political and economic changes or currency fluctuations internationally, however, there is no assurance that such factors will not have a material adverse effect on the Company's business in the future.

     Dependence on Third Party Manufacturer's Sales Agencies and Distributors. The Company is primarily dependent on independent manufacturer's sales agencies and independent lighting and electrical distributors in selling the Company's products to retail and commercial end users. Although no single manufacturer's sales agency or distributor, or affiliated group of manufacturers sales agencies or distributors, account for more than 5% of the Company's sales, the Company is required to sustain relationships with approximately 100 manufacturer's sales agencies worldwide, none of whom are exclusive to the Company and any of whom could terminate their relationship with the Company at any time. In addition, manufacturer's sales agencies and distributors typically represent and distribute competing products. In the event the Company were to lose a substantial number of its independent distributors or manufacturer's sales agencies, it could have a material adverse effect on the Company if the Company were unable to find suitable, experienced replacements. The Company's ability to expand its operations will depend in significant part on its ability to attract and retain relationships with qualified manufacturers sales agencies and independent distributors experienced in the sale of lighting products. There is no assurance that the Company will be able to engage and retain qualified manufacturer's sales agencies and independent distributors capable of successfully marketing the Company's products.

     Dependence Upon Key Personnel. The success of the Company's business is largely dependent upon the active participation of Sylvan Gerber, its Chief Executive Officer and Chairman of the Board, Scott Searle, its President and Mark Allen, its Chief Operating Officer. In the event the services of either Messrs. Gerber, Searle or Allen were lost for any reason whatsoever, the Company's business operations would be adversely affected.

     Intellectual Property Rights. All of the Company's products and their design, as well as the design of the tooling used in the manufacturing of the Company's products, are proprietary to the Company. Further, the Company has sought to establish certain proprietary rights with respect to the marks under which its products and product lines are marketed. Consequently, the business of the Company is dependent, to a certain extent, on the Company's ability to establish and protect its intellectual property rights with respect to its products, designs and trademarks and tradenames under which it does business. The Company's failure or inability to establish appropriate copyrights, trademarks and patents or to adequately protect any of its intellectual property rights may have a material adverse effect on the Company.

     Product Obsolescence. The lighting industry has experienced the introduction of numerous new products in recent years, particularly in the fields of energy efficient and decorative lighting. As a consequence, the demand for lighting products is affected by both energy conservation concerns and changing consumer preferences. Accordingly, there can be no assurance that any or all of the Company's product lines will be accepted by consumers, or if accepted, that they will not become obsolete or out of style. In the event that the marketplace does not accept a significant portion of the Company's products, the Company's sales could be adversely affected.

     Underwriter's Laboratories and Other Testing Laboratories Listing. Substantially all of the Company's products are approved by Underwriter's Laboratories Inc. ("UL"), Electrical Testing Laboratories ("ETL"), or the Canadian Standards Association ("CSA"). These organizations test a wide variety of consumer and commercial products for compliance with United States and Canadian recognized safety standards. In the United States, the laws of certain states prohibit the sale of products that have not obtained and maintained a UL or ETL listing. Even in those states where the Company is not required by law to obtain UL or ETL listing, if it is unable to obtain and maintain such UL or ETL listing on an ongoing basis, its ability to market and sell its products may be adversely affected.

     Product Liability. The manufacture and sale of the Company's products subjects the Company to the risk of product liability claims. The costs of defending or settling such claims could have a material adverse effect on the Company, even if the Company ultimately were to prevail. Although the Company presently has an aggregate of $12 million in product liability insurance, there can be no assurance that such insurance can be maintained at an acceptable cost to the Company or that any damages assessed against the Company will not exceed its coverage.

     Control by Principal Stockholders. At December 16, 1996, the Company's officers and directors owned approximately 2,275,000 shares of Common Stock representing approximately 34% of the Company's issued and outstanding Common Stock and as a result they will be able to elect all of the Company's directors, and generally control the affairs of the Company.

     Potential Environmental Risks. The Company's operations are subject to federal, state and local regulatory requirements relating to environmental protection. Although management believes that the Company's operations are in material compliance with applicable environmental laws and regulations, there can be no assurance that currently unknown matters, new laws and regulations or stricter interpretations of existing laws and regulations will not materially affect the Company's future business or operations.

     Issuance of Preferred Stock Barriers to Takeover. The Board of Directors may issue one or more series of Preferred Stock without any action on the part of the stockholders of the Company, the existence and/or terms of which may adversely affect the rights of holders of Common Stock. Further, the issuance of Preferred Stock may be used as an "anti-takeover" device without further action on the part of the stockholders. Issuance of Preferred Stock, which may be accomplished through a public offering or a private placement to parties favorable to current management, may dilute the voting power of holders of Common Stock (such as by issuing Preferred Stock with super voting rights) and may render more difficult the removal of current management, even if such removal may be in the stockholders' best interest.

     Absence of Dividends. The Company does not expect to pay cash or stock dividends on its Common Stock in the foreseeable future. To the extent, the Company has earnings in the future, it intends to retain such earnings in the business operations of the Company.

     Limitation on Director Liability. As permitted by the Delaware General Corporation Law ("DGCL"), the Company's Certificate of Incorporation limits the liability of directors to the Company or its shareholders for monetary damages for breach of a director's fiduciary duty, except for liability in four specific instances. These are for (i) any breach of the director's duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) unlawful payments of dividends or unlawful stock purchases or redemption's as provided in
Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit. As a result of the Company's charter provision and the DGCL, shareholders may have more limited rights to recover against directors for breach of fiduciary duty.

     Delaware Anti-Takeover Statute; Issuance of Preferred Stock; Barriers to Takeover. The Company is a Delaware corporation and is subject to the prohibitions imposed by Section 203 of the DGCL, which is generally viewed as an anti-takeover statute. In general, this statute prohibits the Company, from entering into certain business combinations without the approval of its Board of Directors and, as such, could prohibit or delay mergers or other attempted takeovers or changes in control with respect to the Company. Such provisions may discourage attempts to acquire the Company. In addition, the Company's authorized capital consists of eleven million shares of capital stock of which ten million shares are designated as Common Stock and one million shares are designated as Preferred Stock. No class other than the Common Stock is currently designated and there is no current plan to designate or issue any such securities. The Board of Directors, without any action by the Company's shareholders, is authorized to designate and issue shares in such classes or series (including classes or series of Preferred Stock) as it deems appropriate and to establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights. The rights of holders of Preferred Stock and other classes of Common Stock that may be issued or may be superior to the rights granted to the holders of the existing classes of Common Stock. Further, the ability of the Board of Directors to designate and issue such undesignated shares could impede or deter an unsolicited tender offer or takeover proposal regarding the Company and the issuance of additional shares having preferential rights could adversely affect the voting power and other rights of holders of Common Stock. Issuance of Preferred Stock, which may be accomplished though a public offering or a private placement to parties favorable to current management, may dilute the voting power of holders of

Common Stock (such as by issuing Preferred Stock with super voting rights) and may render more difficult the removal of current management, even if such removal may be in the stockholders' best interests. Any such issuance of Preferred Stock could prevent the holders of Common Stock from realizing a premium on their shares.

     "Penny Stock" Regulations May Impose Certain Restrictions on Marketability of Securities. The Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions. If the Securities offered hereby are removed from listing on NASDAQ at any time following the Effective Date, the Securities may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such Securities to persons other than established customers and accredited investors (generally, those persons with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of the Securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the Securities and may affect the ability of purchasers in this offering to sell the Securities in the secondary market.

     Risks Associated with Forward-Looking Statements Included in this Prospectus. This Prospectus contains certain forward-looking statements regarding the plans and objectives of management for future operations. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. The Company's plans and objectives are based, in part, on assumptions involving the continued expansion of business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that its assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this Prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein particularly in view of the Company's early stage operations, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                                 USE OF PROCEEDS

     The Company will not receive any proceed from the sale of shares of Common Stock offered hereby.

                    MARKET FOR THE REGISTRANT'S COMMON STOCK
                       AND RELATED SECURITY HOLDER MATTERS

     The following table sets forth, for the periods indicated, the high and low closing prices in the over-the-counter market for the common stock of the Company, as reported by the National Association of Securities Dealers National Market System. The Company's stock is traded under the NASDAQ symbol "CSLX". At December 10, 1996 the Company had approximately 2,000 holders of its common stock. The over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

                   Calendar 1996              High          Low
                   -------------              ----          ---

                 First Quarter                 2           1 1/8
                 Second Quarter              3 7/8         1 7/8
                 Third Quarter                 4           2 1/2
                 Fourth Quarter
                 (through 12/16/96)          3 1/6         1 7/16

                   Calendar 1995              High          Low
                   -------------              ----          ---

                 First Quarter               2 1/2          3/4
                 Second Quarter              1 1/2           1
                 Third Quarter               2 1/2         1 1/8
                 Fourth Quarter              2 3/16          1

                   Calendar 1994              High          Low
                   -------------              ----          ---

                 First Quarter               5 7/8         4 7/8
                 Second Quarter              5 1/2         3 7/8
                 Third Quarter               4 9/16        3 7/8
                 Fourth Quarter              4 3/8         2 1/8

                   SUMMARY OF BUSINESS AND RECENT DEVELOPMENTS

                                     General

     CSL Lighting Manufacturing, Inc., ("the Company") designs, manufactures and markets mid to high-end lighting fixtures for both commercial and residential applications on a world-wide basis.

     The Company's business consists of five specific product categories including recessed down lighting, accent linear lighting systems, surface system coordinates, low voltage track systems and specification grade outdoor lighting. Approximately 70% of the Company's products utilize halogen light sources, which are smaller, longer lasting and more energy efficient light sources in comparison to traditional incandescent light sources. The balance of the Company's core product lines primarily use compact fluorescent, and incandescent lamp sources. Of the halogen light sources, approximately 80% use "low voltage," which produce a concentrated, long lasting light, while 20% are "line voltage," which produce a slightly less concentrated but significantly less expensive light source.

     The Company's products are specified for use in new construction and in the renovation of commercial and residential properties by architects, engineers, interior designers and lighting designers (the "Specification Market"). The Company's products are also sold directly to electrical distributors, builders and to retail customers through lighting showrooms, retail specialty stores and Home Centers (the "Consumer Retail Market"). The Company believes that historically, approximately 70% of the Company's sales have been made to the Specification Market and 30% to the Consumer Retail Market.

          The Company's strategy is to exploit new markets for its product offerings and maximize the efficiencies of its manufacturing and distribution network on a world-wide basis. In furtherance of this strategy, during 1996, the Company expanded its operations to include a presence in Asia, Southeast Asia, Europe and Africa. Further, during 1996, the Company has pursued joint ventures and strategic relationships in an effort to further its business plan.

          Specific recent developments include:

     o In July 1996, the Company opened two new offices in Singapore and in Dong Guan City, China to support the Company's manufacturing, marketing and sales efforts in those regions. The Dong Guan City office supports the Company's efforts in the South China region. The Singapore office supports the Company's business in Singapore, Thailand, Malaysia and Indonesia. Both offices include architectural and design facilities.

     o In August 1996, the Company opened an architectural lighting application and design facility in Shanghai, China. The facility, which has been approved by the Chinese government, provides manufacturing, marketing and sales functions to support the Company's business development efforts in mainland China. The Company is presently shipping product into mainland China. Additionally, the Company has entered into a cooperative and agency agreement with Xin Hua Electronic Co. Ltd. ("Xin Hua") to design, manufacture and distribute energy efficient lighting products in North America, Europe and Asia. Pursuant to this agreement CSL is Xin Hua's agent in North America, Europe and South East Asia and Xin Hua is CSL's agent in mainland China. The two Company's have jointly developed new energy efficient products which are being offered, along with existing CSL products, in China under the trade name "CSL Asia". The Company expects to introduce energy efficient products worldwide incorporating Xin Hua's electronic ballast technology beginning in the fourth quarter of 1996.

     o In September 1996, the Company entered a joint venture with General Technics, S.A. to establish a manufacturing, design and showroom facility in Casablanca, Morocco. This facility will initially support product offerings in Africa, Europe and the Middle East. The company will market its products under the trade name "Creative Systems Lighting/ MOROCCO".

Product Categories and New Product Offerings:

The Company designs, manufactures and markets five specific product categories including recessed down lighting, accent linear lighting systems, surface system coordinates, low voltage track systems and specification grade outdoor lighting. Approximately 70% of the Company's product offerings utilize halogen lamps. These light fixtures, which are generally smaller in size, nevertheless produce a superior quality and intensity of light while not sacrificing style and detail for size. The balance of the Company's core product line products primarily use compact fluorescent and incandescent lamp sources. The Company markets its lighting products under a variety of proprietary trade names directly and indirectly to commercial and residential end users for installation in private residences, office buildings, hotels, restaurants, stores and other public and private facilities. The Company believes that it has established a market niche offering performance engineered and task oriented products. The Company believes that historically, approximately 70% of the Company's sales have been made to the Specification Market and 30% to the Consumer Retail Market.

     Recessed Down Lighting. The Company's most successful product offering has been its high end low voltage halogen recessed down lighting, "Jewel Light", featuring a complete line of die cast trims. A trim is that portion of the light fixture which remains visible following installation. As the market evolved and expanded in this product category, a substantial market for lesser quality (stamped versus die cast trims) with reduced price points developed. In January 1996, the Company introduced its Echo 21 line of low voltage halogen recessed down lighting with appropriate price points. Echo 21 specifically addresses the budget oriented market and complements the Company's higher quality and successful "Jewel Light" line.

     Accent Linear Lighting Systems. This product category is dominated by the Company's Invizilite product. The Invizilite product is a continuous, flexible light source hidden from view to provide an upward or downward lighting or "wash" part of a wall with light. Invizilite can be manufactured to use low voltage halogen, incandescent or xenon bulbs. Traditionally, Invizilite has been exclusively marketed to the Architectural and Specification market place. In 1996, the Company introduced its third version of Invizilite, "Invizilite 3". Invizilite 3 utilizes xenon lamps allowing for longer strip lengths between transformers and increased lamp life. Additionally, the Company offers its Invizilite product line for lighting showrooms and the Home Center markets in the form of a user friendly kit.

     Surface System Coordinates. In 1996, the Company introduced a systems approach to surface lighting for suspension pendant applications, surface, wall and ceiling mounted units. Surface system coordinates is a series of light module holders with a variety of glass shapes, sizes, colors and lamp sources.

     Low Voltage Track Systems. The Company's "Micro Track" is a low voltage track system. Micro Track's special construction allows its companion miniaturized track heads and fixtures to be moved along the track in both horizontal and vertical configurations.

     Specification Grade Outdoor Lighting. This is a new product category for the Company which is marketed and distributed to the Architectural, Specification, Lighting Showroom, and Electrical Distributor market places. The Company acquired this product line through a joint venture with a large European manufacturer and distributor of outdoor lighting product, SIMES, and has exclusive rights to the product in the United States. The Company is also collaborating with SIMES to distribute certain CSL products in the European marketplace.

Competition

     The lighting industry is intensely competitive with respect to price, design, quality and reliability in general. Among its competitors are numerous international, national and regional manufacturers some of which have equivalent products including Cooper Industries, Inc., Genlyte Group, Juno Lighting, Inc., Hubbell, Inc., Thomas Industries and Lithonia. The majority of which are well established, and have substantially greater financial, managerial, technical, marketing and other resources than the Company.

                         ADDITIONAL RECENT DEVELOPMENTS

Changes In Management And Board Of Directors

     In April 1996, Mr. Dhananjay Wadekar was elected to fill a vacancy on the Company's Board of Directors. Mr. Wadekar is a co-founder of DynaGen, Inc., a publicly traded bio-technology company, and has served as Chairman of the Board, Executive Vice President and a Director since November 1991. Mr. Wadekar was, from 1985 to January 1989, the Chairman and Chief Executive Officer of Holometrix, Inc., a publicly traded, thermal instrumentation company which he founded. Mr. Wadekar was a director of Holometrix, Inc. from 1985 until November 1994.

     In September 1996, Gilbert Sperry tendered his resignation as an Officer and Director of the Company in order to pursue other opportunities. Mr. Sperry had been an Officer and Director of the Company since its inception. In conjunction with his resignation, the Company entered into a severance agreement with Mr. Sperry pursuant to which (a) the Company agreed to pay Mr. Sperry the sum of $55,000 in full satisfaction of all obligations to Mr. Sperry of any nature; and (b) exchanged general releases.

Recent Capital Raising Transactions

Bank Credit Facility

     On October 15, 1996 the Company entered into a new two year line of credit agreement and a three year equipment term loan with a finance company. This line of credit and term loan replaced the Company's debt facility with Bank of America The terms of the Company's new line of credit call for a maximum dollar borrowing of $4,000,000 based on 80% of the Company's eligible accounts receivable and 40% of the Company's eligible inventory (capped at $1,000,000). The term debt is capped at $100,000 or 80% of the forced liquidation value of the Company's eligible equipment. The interest rate for the line of credit and term debt is prime plus 2.75% and prime plus 3%, respectively. The Company believes that its current borrowing capacity on its new line of credit is approximately $2 million.

     During the second quarter of 1996, the Company raised an aggregate of $2,095,000 through the private placement of convertible notes. The Company will allocate approximately $655,000 to paid in capital related to the issuance of these notes.

Sale of Equity

     On October 15, 1996, the Company sold 329,000 shares of its Common Stock for aggregate gross proceeds of $549,430 ($1.67 per share) to certain non-U.S. residents in a transaction exempt from the registration requirements of Act. The purchasers of such shares have agreed with the Company not to sell, transfer or otherwise dispose of such shares for a period of at least sixty days following issuance.

     On October 23, 1996 the Company consummated two financings. The proceeds of such financings, together with the proceeds from the Company's new credit facility, were used to repay the Company's debt obligations to The Bank of America. In furtherance of such transactions, the Company issued (a) $750,000 principal amount of 7% Convertible Notes due October 24, 1999, convertible into shares of Company Common Stock commencing sixty days after issuance at a conversion rate equal to the lesser of $2.875 or 80% of the average closing bid price of the Company's Common Stock on the five trading days preceding conversion, and (b) $600,000 principal amount of 8% Convertible Debentures due October 31, 1998, convertible into shares of Company Common Stock commencing sixty days after issuance at a conversion rate equal to the lesser of $2.00 or 75% of the average closing bid price of the Company's Common Stock on the five trading days preceding conversion.

                              PLAN OF DISTRIBUTION

     The Company will not receive any proceeds from this Offering. The Shares may be offered by the Selling Shareholders from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker/dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker/dealer might be in excess of customary commissions). The Selling Shareholders and any underwriters, dealers or agents that may participate in the distribution of the Shares may be deemed to be "underwriters" under the Securities Act and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     At the time a particular offer of the Shares is made, to the extent required, a Prospectus Supplement will be distributed which will set forth the number of Shares being offered, the names of the Selling Shareholders, and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid; by any underwriter for Shares purchased from the Selling Shareholders, any discounts, commissions or other items constituting compensation received from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

     In order to comply with the applicable securities laws of certain states, if any, the Shares will be offered or sold through registered or licensed brokers or dealers in those states. In addition, in certain states the Shares may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and such offering or sale is in compliance therewith.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of securities may not simultaneously engage in market making activities with respect to such securities for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-2, 10b-5, 10b-6 and 10b-7, in connection with transactions in the Shares during the effectiveness of the Registration Statement of which this Prospectus is a part. All of the foregoing may affect the marketability of the Shares.

     The Company will pay all of the expenses, including, but not limited to, fees and expenses of compliance with state securities or "blue sky" laws, incident to the registration of the Shares other than underwriting discounts and selling commissions, and fees or expenses, if any, of counsel or other advisors retained by the Selling Shareholders. The expenses payable by the Company are estimated to be $10,000.

                             SELLING SECURITYHOLDERS

     The following table shows the names of the Selling Shareholders, the Shares owned beneficially by each of them, as of December 16, 1996, the number of Shares that may be offered by each of them pursuant to this Prospectus and the number of Shares and percentage of outstanding Shares to be owned by each of them after the completion of this Offering, assuming all of the Shares being offered are sold. None of the Selling Shareholders were an officer or director of the Company or, to the knowledge of the Company, had any material relationship with the Company within the past three years.

                                                                               Percentage     Percentage
                                                                Number of       of Shares     of Shares
                                  Number of                       Shares      Beneficially   Beneficially
                                   Shares        Number of     Beneficially      Owned           Owned
                                Beneficially    Shares that    Owned After     After the      Before the
  Selling Shareholders              Owned       May Be Sold    the Offering     Offering       Offering
  --------------------              -----       -----------    ------------     --------       --------
Deer Park Capital Mgt.             96,899(1)       96,899           0              0             1.4%
London Capital Partners, Ltd.      96,899(2)       96,899           0              0             1.4%
Sovreign Partners LP              387,597(3)      387,597           0              0             5.2%
----------------------------

----------
1 Includes 96,899 shares issuable upon conversion of an outstanding convertible note, assuming the conversion rate as of the date of this Prospectus.

2 Includes 96,899 shares issuable upon conversion of an outstanding convertible note, assuming the conversion rate as of the date of this Prospectus.

3 Includes 387,597 shares issuable upon conversion of an outstanding convertible note, assuming the conversion rate as of the date of this Prospectus.

                                 TRANSFER AGENT

     The Transfer Agent and Registrar for the Shares is American Stock Transfer Company, 40 Wall Street, 46th Floor, New York, New York 10005.

                             REPORTS TO SHAREHOLDERS

     The Company distributes annual reports to its shareholders, including financial statements examined and reported on by independent auditors, and will provide such other reports as management may deem necessary or appropriate to keep shareholders informed of the Company's operations.

                                  LEGAL MATTERS

     The validity of the shares offered hereby will be passed upon for the Company by Morse, Zelnick, Rose & Lander, LLP, 450 Park Avenue, New York, New York 10022-2605.

                                     EXPERTS

     The audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said report which includes an explanatory paragraph that describes the Company's recurring losses from operations and retained deficit that raise substantial doubt about the Company's ability to continue as a going concern discussed in
Note 1 to the financial statements.

PROSPECTUS



Table of Contents
 ............................................    Page

Available Information.......................     2
Incorporation of Certain  Documents
  By Reference..............................     3
Prospectus Summary..........................     4
Risk Factors................................     5
Use of Proceeds.............................    10
Market for the Registrant Common Stock and
  Related Securityholder Matters............    10
Summary of Business and Recent
  Developments..............................    11
Additional Recent Developments..............    13
Plan of Distribution........................    14
Selling Securityholders.....................    15
Transfer Agent..............................    17
Reports to Shareholders.....................    17
Legal Matters...............................    17
Experts.....................................    17

==================================================

================================================================================

                                     581,395
                             Shares of Common Stock


                        CSL LIGHTING MANUFACTURING, INC.



_________________, 1996


================================================================================

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     Expenses in connection with the issuance and distribution of the shares of Common Stock being registered hereunder other than underwriting commissions and expenses, are estimated below.

SEC Registration fee                                               $   253
Printing expenses                                                    2,000
Accounting fees and expenses                                         2,500
Legal fees and expenses                                              5,000
Miscellaneous expenses                                                 247

Total                                                              $10,000
                                                                   -------

The Selling Securityholders will not pay any of the foregoing expenses in connection with the Offering.

Item 15.  Indemnification of Directors and Officers

     Sections 145 of the Delaware General Corporation Law grants to the Company the power to indemnify the officers and directors of the Company, under certain circumstances and subject to certain conditions and limitations as stated therein, against all expenses and liabilities incurred by or imposed upon them as a result of suits brought against them as such officers and directors if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful.

     The Company's certificate of incorporation provides as follows:

     "NINTH: A director of the corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the derived an improper personal benefit.

     TENTH: (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law, as the same exists or may hereafter be amended

(but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights that said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrator; provided, however, that except as provided in paragraph (b) hereof, the Corporation shall indemnify and such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law requires, the payment of such expenses incurred by a director or officer (in his or her capacity as a director or officer and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

     (b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this
Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Nether the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     (c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusively of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholder or disinterested directors or otherwise.

     (d) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law."

     Reference is made to the form of the Underwriting Agreement, filed as
Exhibit 1.1 hereto, which contains provisions for indemnification of the Company, its directors, officers, and any controlling persons, by the Underwriter against certain liabilities for information furnished by the Underwriter.

Item 27. Exhibits

(a)  Exhibits:

Exhibit
   No.                  Description                                       Page
-------                 -----------                                       ----


4.1          Form of Convertible Note.*

5.1          Opinion of Morse, Zelnick, Rose & Lander, LLP*

23.1         Consent of Arthur Andersen, LLP.*

23.2         Consent of Morse, Zelnick, Rose & Lander, LLP
             (included in Exhibit 5.1).

24.          Power of Attorney*

----------
*    Filed herewith.

Item 28.  Certain Undertakings

          A. The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) To provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (5) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

     (6) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating t the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     B. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Valencia, State of California on December 17, 1996.

                                       CSL LIGHTING MANUFACTURING , INC.

                                       By: /s/Sylvan Gerber
                                           --------------------------------
                                           Sylvan Gerber
                                           Chairman and Chief
                                           Executive Officer

     In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on December 17, 1996 by the following persons in the capacities indicated and each of the undersigned persons, in any capacity, hereby severally constitutes Mark Allen and Kenneth S. Rose, and each of them singularly, his true and lawful attorney with full power to them and each of them to sign for him and in his name and in the capacity indicated below, this Registration Statement and any and all amendments thereto.

     Signature                                   Title
     ---------                                   -----


/s/ Sylvan Gerber                        Chairman and Chief Executive
-----------------------------------      Officer and Director
    Sylvan Gerber


/s/ Scott Searle                         President
-----------------------------------
    Scott Searle


/s/ Mark Allen                           Vice President, Chief Operating
-----------------------------------      Officer, Acting Chief Accounting
    Mark Allen                           Officer and Secretary


/s/ Bert Finmark                         Director
-----------------------------------
    Bert Finmark

/s/ Michael Smith                        Director
-----------------------------------
    Michael Smith

/s/ Dhananjay Wadaker                    Director
-----------------------------------
    Dhananjay Wadaker